Exhibit 10.1

June 11, 2018

By Hand

Eduardo E. Cordeiro

Dear Eddie:

This transition and separation agreement (the “Agreement”) confirms the terms of the remainder of your employment with Cabot Corporation (“Cabot” or the “Company”) and the termination of your employment with the Company. You may accept this offer only by signing a copy of this Agreement where indicated below and returning it to Arthur T. Wood at Cabot Corporation, 2 Seaport Lane, Boston, MA 02210, so that Mr. Wood receives it not later than July 2, 2018, and by not thereafter revoking this Agreement; otherwise this offer shall be null and void.

You have resigned from your position as Executive Vice President and Chief Financial Officer of the Company on and effective as of May 15, 2018 (the “Transition Date”).  You acknowledge and agree that as of the Transition Date you have also resigned from any and all (i) officer positions you held with the Company or any of its Affiliates (as defined below), (ii) memberships you held on any boards of directors, boards of managers or other governing boards or bodies of the Company or any of its Affiliates,  and (iii) memberships you held on any of the committees of any such boards or bodies (all such resignations, together with your resignation from your position as Executive Vice President and Chief Financial Officer, the “Resignations”).  The Company, on its own behalf and on behalf of its Affiliates has accepted the Resignations, as of the Transition Date.  You agree to execute such documents confirming the Resignations as the Company may reasonably request.

From Transition Date through the date that your employment terminates (the “Separation Date”), you will continue to be employed by the Company as a strategic advisor to the Company.  Provided that you comply in full with your obligations hereunder, it is expected that the Separation Date will be December 31, 2018.  The period beginning on the Transition Date and concluding on the Separation Date is hereinafter referred to as the “Transition Period”.

During the Transition Period you will continue to receive your base salary, payable at the rate in effect as of the date hereof, and to participate in all employee benefit plans of the Company (including, but not limited to, the Company’s medical, dental, life insurance, supplemental life insurance and vacation benefit plans) in accordance with the terms of those plans.  During the Transition Period, you will perform such duties as may be assigned to you from time to time by the President and Chief Executive Officer of the Company (the “CEO”) or his designee, including but not limited to assisting with an orderly transition of your duties and responsibilities to the Company’s Chief Financial Officer, meeting with advisors and other constituents of the Company to facilitate this transition and providing advice to the Company based on your knowledge of the Company and its business.  You agree to continue to devote your best professional efforts to the Company, and to abide by all Company policies and procedures as in effect from time to time.

During the Transition Period you will remain an at-will employee of the Company.  If your employment terminates prior to December 31, 2018, the date of such termination of employment will be the “Separation Date” for purposes of this Agreement.

If the Company terminates your employment prior to December 31, 2018 for any reason other than “Cause”, as defined below, you shall be entitled, in addition to the Transition Benefits described below, to receive payment of your base salary through December 31, 2018, all subject to your execution and non-revocation of the Release, as defined below, which payment shall be made within 30 days following the Separation Date.  Further, if the Company terminates your employment prior to November 12, 2018 for any reason other than “Cause”, as defined below, the Company shall also (i) either, at its option and after consultation with you, accelerate the vesting, or pay to you the cash value, of (a) the 7,587 time-based restricted stock units, the 8,851 performance-based restricted stock units (adjusted to reflect any performance adjustments that have occurred or will occur), the 12,809 stock options with an exercise price of $39.54 per share awarded to you on November 12, 2015 that, in each case, were scheduled to vest on November 12, 2018, and, (b) to the extent they remain unvested, the 8,248 stock options with an exercise price of $50.46 per share awarded to you on November 11, 2016 and scheduled to vest on November 11, 2018, and the 6,894 stock options with an exercise price of $62.24 per share awarded to you on November 10, 2017 and scheduled to vest on November 10, 2018 (collectively, the “LTI Benefit”) and (ii) pay to you your fiscal 2018 short-term incentive bonus in an amount that reflects the Company’s achievement with respect to corporate performance, as determined by the Compensation Committee of the Board of Directors of the Company in its sole discretion, and 100% of target in respect of your individual performance (the “STI Payment”) at such time as the 2018 STI payments are made to other participants under the 2018 STI program.  Notwithstanding the foregoing, if the Company terminates your employment for Cause, you will not be eligible to receive such base salary, the Transition Benefits (as defined below), the LTI Benefit or the STI Payment.    Upon any termination of employment, any Long-Term Incentive Awards that are then unvested (after giving effect to any accelerated vesting as described in this paragraph in the event that the Company terminates your employment for any reason other than Cause prior to November 12, 2018), will be forfeited with no consideration due to you.

If you voluntarily terminate your employment with the Company prior to September 30, 2018 you shall not be entitled to the STI Payment, and if you voluntarily terminate your employment with the Company prior to November 12, 2018 and you will forfeit all unvested Long-Term Incentive Awards.

For purposes of this Agreement, “Cause”, as determined by the Company in its good faith, reasonable judgment, shall mean only  (i) your material breach of this Agreement or any material written policy of the Company or its Affiliates, which material breach, if susceptible to cure, remains uncured fourteen (14) days after the Company has provided written notice to you specifying in reasonable detail the nature of the alleged breach or (ii) your commission of a felony or other crime involving moral turpitude.  For purposes of this Agreement, “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

You will receive, on the Separation Date, any base salary earned, but unpaid, as of the Separation Date, as well as pay, at your final base rate of pay, for any vacation days you had earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company (together, the “Final Compensation”). You will receive the Final Compensation regardless of whether or not you decide to accept the additional payments and benefits offered by Cabot in this Agreement.

Except as otherwise stated herein, this Agreement does not modify or supersede any obligations that you have to Cabot by law or otherwise.

In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations hereunder, including your obligation to execute, without subsequently revoking, a post-employment general release and waiver of claims in the form attached hereto as Exhibit A (the “Release”) on or after the Separation Date (and within the time period prescribed therein), the Company will provide you with the following payments and benefits.  If you do not timely execute the Release, or if the Release does not become effective in accordance with its terms, you shall not receive any of the payments or benefits described in paragraphs (1) through (6) below (collectively, the “Transition Benefits”) or the payments and benefits set forth above in the event that the Company terminates your employment for any reason other than Cause prior to December 31, 2018 or November 12, 2018, as applicable.  The Transition Benefits and such other payments and benefits, if applicable, shall only be made, commence, or become effective, as applicable, on the expiration of the seven-day period provided for in the Release, and only if the revocation rights contained therein are not timely exercised by you.

1.

Within 30 days following the Separation Date, Cabot will pay to you a separation payment in an amount equal to $722,500, such payment to be reduced by any deductions and withholding that Cabot determines is required by law or otherwise.

2.

Cabot agrees that the period of time during which you shall be able to exercise any vested options to purchase Company common stock held by you at the Separation Date shall be the earlier of (i) 24 months from the Separation Date and (ii) the original expiration date of such options. Except as specifically modified by the preceding sentence, any such exercise of vested stock options by you shall be in accordance with the terms of the 2009 Long-Term Incentive Plan or 2017 Long-Term Incentive Plan, as applicable, and the terms of the award agreements under which such stock options were granted.  Any unvested options to purchase Company common stock held by you on the Separation Date shall be forfeited on the Separation Date for no consideration.  A list of those stock options is contained in Section 9 below.

3.

Your benefits under the Cabot Corporation Deferred Compensation Plan and the Supplemental 401(k) Plan (together, the “Deferred Compensation Plans”) shall be paid in accordance with the terms of the Deferred Compensation Plans; provided that in no event shall any benefits under the Deferred Compensation Plans be paid earlier than six months following the Separation Date.

4.

If you timely elect to continue medical and/or dental coverage in accordance with COBRA (as outlined in the materials being provided to you), then from the Separation Date until the earlier of (i) the 18-month anniversary of the Separation Date, (ii) the date you cease to be eligible for such coverage under COBRA, or (iii) the date you become eligible for coverage under the medical and/or dental plan of another employer, subject to your payment of the applicable COBRA premiums, Cabot will make monthly payments to you in an amount equal to the difference between the monthly COBRA premiums due for such coverage and the monthly amount active employees pay for the same such coverage. Any such payments made to you under this paragraph may be reduced by any applicable deductions and withholdings, as determined by Cabot.  Upon conclusion of this 18-month period (or, if earlier, the occurrence of an event set forth in subclause (ii) or (iii) above), Cabot will cease making monthly payments with respect to COBRA continuation coverage and you will be responsible for paying the entire cost of the COBRA coverage for the remaining amount of time (if any) you are legally entitled to such coverage.  Cabot reserves the right to amend, modify, terminate or discontinue the medical and dental coverage or benefits provided to its employees or former employees, or the costs associated therewith, at any time. Likewise, if the benefits provided by Cabot described in this paragraph are in violation of any laws or regulations, including without limitation, regulations under the Affordable Care Act or under Section 105(h) of the Internal Revenue Code, in whole or in part, or would otherwise subject Cabot to any tax or penalty under such laws or regulations, Cabot reserves the right to amend, modify, terminate or discontinue the benefits described in this paragraph in accordance with such laws or regulation.

5.

During the twenty-four-month period following the Separation Date, the Company will continue to support the financial planning benefit received by you from AYCO, as if you were an active employee, in accordance with the Company’s program guidelines, as in effect from time to time.  The Company reserves the right to amend, modify, terminate or discontinue the financial planning benefit provided by AYCO to its employees or former employees, or the costs associated therewith, at any time.  To the extent this benefit is taxable, you shall pay to the Company any associated withholding amounts required by federal, state and/or local wage or income taxes attributable to this benefit.

6.

The Company will provide you with outplacement services by a service provider designated by the Company, in an amount not to exceed $40,000, further details of which will be provided to you. In no event shall you be entitled to any cash in lieu of such outplacement services.

7.

For and in consideration of the payments and benefits provided to you under this Agreement, which are conditioned on your signing the Release, and to which you acknowledge you would not otherwise be entitled, and other good and valuable consideration, the receipt and sufficiency of which you hereby acknowledge, you, on your own behalf and that of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and any other person or entity claiming through or under you, hereby release and forever discharge the Company and its subsidiaries and other Affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, insurers, employees, agents, representatives, consultants, successors and assigns, any employee benefit plans maintained by or on behalf of the Company or its subsidiaries, Affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, in their official and individual capacities (collectively, the “Releasees”), from any and all causes of action, suits, rights, claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which you now have or ever have had against the Releasees, or any of them, in any way related to, connected with or arising out of your employment and/or other relationship with the Company or any of its Affiliates or the termination thereof, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical and Leave Act, the Worker Adjustment and Retraining Notification Act or any similar state law, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment or fair employment practices laws of the Commonwealth of Massachusetts and any other state or states in which you have provided services to the Company or its Affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that you sign this Agreement, and hereby waive all such Claims.

Notwithstanding the foregoing, this release does not include and will not preclude a claim for or with respect to: (a) base salary payable through the Separation Date, or accrued, unused vacation time as recorded on the Company’s books as of the Separation Date; (b) vested benefits under any Company employee benefit plan; (c) payments and benefits under this Agreement; (d) any claim which, as a matter of law, cannot be released by private agreement; and (e) rights to be indemnified by Cabot under Cabot’s By-Laws and/or Cabot’s Restated Certificate of Incorporation or as an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

a.Notwithstanding the generality of the foregoing, nothing herein is intended to or shall preclude you or anyone on your behalf from filing a complaint and/or charge with the Equal Employment Opportunity Commission or any similar state or local government agency and/or filing a related lawsuit and/or cooperating with said agency in any investigation or other proceeding. Nonetheless, you acknowledge that you shall not be entitled to receive any personal or individual relief, recovery, or monies in connection with such complaint, charge or related lawsuit brought against any of the Releasees, without regard as to who brought said complaint or charge. Further, nothing herein limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

8.

You affirm and warrant that you have not filed any complaints, charges or claims for relief against Cabot with any local, state or federal court or administrative agency. You also affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as expressly provided in this Agreement. You acknowledge that, upon receiving the Final Compensation, you will have received pay for all work you have performed for the Company. You will not continue to earn vacation or other paid time off after the Separation Date. You further affirm that you have not been retaliated against for reporting any allegations of wrongdoing by the Releasees, including any allegations of fraud or impropriety.

9.

You understand and agree that, except as otherwise provided in paragraph 5 above, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You understand and agree that your rights and obligations with respect to any shares of stock, stock units or stock options granted to you by Cabot which are vested on or as of the Separation Date shall be governed by the applicable equity plan under which they were granted and any agreements or other requirements applicable to those shares, stock units or options. You understand and agree that the following Long-Term Incentive grants will be forfeited by you on the Separation Date with no consideration due to you pursuant to the terms of such awards:

Award Grant Date	Time Based Stock Units	Performance Based Stock Units Granted	Stock Options
Nov. 10, 2017	4,820	5,623	16,086 options with exercise price of $62.24
Nov. 11, 2016	5,945	6,936	10,998 options with exercise price of $50.46

You further understand and agree that if you terminate your employment with the Company for any reason prior to November 10, 11, or 12, 2018, as the case may be, the following Long-Term Incentive grants, to the extent they remain unvested, will also be forfeited by you on the date of such termination of employment with no consideration due to you pursuant to the terms of such awards:

Award Grant Date	Time Based Stock Units	Performance Based Stock Units Granted	Stock Options
Nov. 10, 2017			6,894 options with exercise price of $62.24
Nov. 11, 2016			8,248 options with exercise price of $50.46
November 12, 2015	7,587	8,851	12,809 options with exercise price of $39.54

To the extent you are in possession of any stock unit and/or stock option award certificates for any shares of stock and/or stock options granted to you which will not be vested on or as of the Separation Date, you further agree to return, no later than the Separation Date, all such certificates in your possession.

10.

You agree that you will continue to keep confidential and protect Confidential Information, as defined herein, and that you will not, directly or indirectly, disclose it to others or use it for any purpose.  As used in this Agreement, “Confidential Information” means:

(a)	any and all information of Cabot (including, for purposes of this paragraph 10, Cabot, its

Affiliates and its subsidiaries) of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; formulae; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; the identities and requirements of customers and prospective customers; customer lists; suppliers and supplier lists; the identities of other individuals or third parties with whom Cabot has or with which Cabot is seeking to develop a business relationship and the nature and details of any such relationship or potential relationship; software and networks; business, marketing and any other plans and strategies; sales, pricing, raw materials and cost information; financial information; compensation, benefits and related incentives; and any other information relating to Cabot and its businesses to the extent that such information has not been published beyond confidential and/or proprietary customer, supplier or business partner communications or is not publicly available; and,

(b)

any and all information received confidentially by Cabot in the conduct of its business from any customer or other third party (e.g. supplier or business partner) of a confidential and/or proprietary nature, including, but not limited to: technology; inventions (whether or not patentable); trade secrets; samples; compositions; performance targets and criteria; techniques and equipment; methods; manufacturing processes and processing conditions; engineering data; drawings; specifications; plant design and layout; products and product applications; development plans and new business opportunities; experimental work; commercial and developmental operations; customers and customer lists; suppliers and supplier lists; software and networks; business and marketing plans and strategies; pricing and costs information; financial information; and any other information relating to such customer or third party and its businesses.

11.

In exchange for the payments and benefits provided to you under this Agreement, and to protect the Confidential Information, customer goodwill and other legitimate business interests of Cabot (including, for purposes of this paragraph 11, Cabot, its Affiliates and its subsidiaries), you agree that:

(a)

for a period of eighteen months following the Separation Date, you will not, directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) work for or on behalf of, become an owner, partner or investor in, consult with, or otherwise provide any services to any third party (whether or not for compensation) in any area or activity that is competitive with any business or research and development activity of Cabot in which you have been involved or to which you have been exposed during your employment at Cabot;

(b)

for a period of eighteen months following the Separation Date, you will not directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) solicit, contact or call upon, or attempt to do the same, any customer of Cabot with whom you had contact during your employment with Cabot in an effort to induce such customer to purchase goods or services offered by Cabot from a party other than Cabot; and,

(c)

for a period of eighteen months following the Separation Date, you will not directly or indirectly (either alone or in association with any person, firm, corporation, or other entity or otherwise) hire, recruit, solicit, induce, or attempt to do the same, any employee or independent contractor of or supplier to Cabot who is employed by or providing services or products to Cabot as of or prior to the Separation Date, to leave the employ of Cabot or otherwise cease to make his/her/its services or products available to Cabot.

12.

You acknowledge that you have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon you pursuant to paragraphs 10 and 11. You understand and agree that these restraints are necessary for the reasonable and proper protection of the legitimate business interests of Cabot (including, for purposes of this paragraph 12, Cabot, its Affiliates and its subsidiaries), and that a breach by you of any one of these restraints would cause irreparable harm and damage to Cabot. You further acknowledge that damages would not be an adequate remedy for a breach or threatened breach by you of any one of the covenants referenced in paragraphs 10 and 11. You therefore agree that Cabot shall be entitled to the enforcement of this Agreement by injunction, specific performance or other equitable relief, without need of posting a bond and without prejudice to any other rights and remedies that Cabot may have under this Agreement or under applicable law. You further agree that in the event that any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. In the event of any breach, or alleged or threatened breach, of this Agreement, you hereby consent and submit to the jurisdiction of the federal and state courts in and of the Commonwealth of Massachusetts, and this Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

13.  You hereby agree that all inventions, discoveries and improvements conceived or made by you during your employment with Cabot (including, for purposes of this paragraph 13, Cabot, its Affiliates and its subsidiaries) that (i) relate to the business or activities of Cabot or (ii) were conceived or developed by you during normal working hours or using Cabot’s facilities, belong to Cabot, whether or not reduced to writing or practice during your employment with Cabot.  You hereby assign to Cabot or its nominee all your rights and interest in any such inventions, discoveries and improvements and agree to keep protected the interest of Cabot or its nominee in any such inventions, discoveries and improvements.  You are also assigning to Cabot or its nominee all copyrights and reproduction rights to any material prepared by you during your employment with Cabot that (i) relate to the business activities of Cabot or (ii) were conceived or developed by you during normal working hours or using Cabot’s facilities.  To the extent that you cannot assign and transfer any of the foregoing rights or interest, then you hereby grant Cabot an irrevocable, worldwide, fully paid-up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, to make, use, sell, improve, reproduce, distribute, perform, display, transmit, manipulate in any manner, create derivative works based upon, and otherwise exploit or utilize in any manner the aforesaid inventions, discoveries, improvements and materials.  If within the twelve-month period following the Separation Date, you disclose to anyone or file a patent application with respect to any invention, discovery or improvement relating to any subject matter with which your work for Cabot was concerned, such invention, discovery or improvement shall be presumed to have been made by you during your employment with Cabot unless you can provide clear and convincing evidence to the contrary.

14.

You agree to offer reasonable cooperation to the Company hereafter with respect to all matters arising during or related to your employment with the Company, including, but not limited to, all matters in connection with any governmental investigation, litigation, arbitration or other proceeding which may have arisen as of, or which may arise following, the Separation Date, and the filing and prosecution of any patent application(s) worldwide. Following the Separation Date, Cabot will compensate you for your time at a reasonable rate (less any required withholding) for services required under this paragraph 14 and will also reimburse you your out-of-pocket expenses incurred in complying with Company requests hereunder, provided that such expenses are authorized by the Company in advance.

15.

Subject to paragraph 7(a), you agree not to make negative, disparaging or derogatory comments to anyone about Cabot (including Cabot, its subsidiaries, Affiliates and successors), its businesses, its management (including without limitation its shareholders, officers and directors), its employees and/or products of any of the foregoing.  You further agree that you will not otherwise do or say anything that could disrupt the good morale of Cabot’s employees or harm Cabot’s interests or reputation, except that, at the conclusion of the non-compete period, you may engage in reasonable competitive activities, subject to your obligations of confidentiality and non-use provided in paragraph 10 herein.    For its part, Cabot will instruct members of the Company’s Executive Committee to refrain from making negative, disparaging or derogatory comments to any external third parties about you, unless otherwise compelled by law.Nothing in this paragraph 15 shall prevent or otherwise prohibit a positive employer reference should one be requested by you.

16.

You hereby represent and acknowledge that in executing this Agreement, you do not rely and have not relied upon any representation or statement (other than the express terms of this Agreement) made by Cabot or by any agents, representatives or attorneys of Cabot with regard to the subject matter, basis or effect of this Agreement. This Agreement (including Exhibit A) constitutes the entire agreement between you and Cabot and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment at Cabot and its termination and all related matters. Notwithstanding the foregoing, you acknowledge that you continue to be bound by your obligations under the Employee Agreement between you and the Company, dated July 20, 1998 (the “Employee Agreement), to the extent such obligations are in addition to the obligations and matters set forth herein.  For the avoidance of doubt, paragraph 11 herein supersedes your obligations under paragraph 6 of the Employee Agreement, which the parties agree is null and void.  In addition, your rights and obligations under Cabot’s benefit plans, including but not limited to the Deferred Compensation Plan and the Supplemental 401(k) Plan, shall be governed by the terms of such plans.

17.	This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

18.

The parties agree that neither this Agreement nor the furnishing of any consideration herein shall be deemed or construed at any time for any purposes as an admission by Cabot of any liability or unlawful conduct of any kind.

19.

You agree that you have been given at least 21 calendar days within which to consider this Agreement (the “consideration period”) and that the consideration period will end on July 2, 2018 (though you may sign this Agreement prior to July 2, 2018 if you voluntarily choose to do so), that you fully understand and have voluntarily agreed to all of the terms of this Agreement and that

Cabot has advised you to consult with an attorney concerning this Agreement (including without limitation the release of claims contained herein), which creates legally binding obligations.

20.

In signing this Agreement, you represent and warrant that, by the Separation Date, you will have returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in your possession or control.  Further, you represent and warrant that you will not retain any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise).  Recognizing that your employment with the Company will end on the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system after the Separation Date.  Further, you acknowledge that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

21.  Amounts payable under this Agreement will be reduced by all applicable tax and other required withholdings.

22.

THIS AGREEMENT SPECIFICALLY WAIVES ALL RIGHTS AND CLAIMS YOU MAY HAVE UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT. In accordance with these statutes, the Company advises you to consult with counsel prior to your execution of this Agreement. You acknowledge that you have had ample opportunity to consult with counsel prior to your execution of this Agreement, and were encouraged and advised in writing to do so. By signing this Agreement, you acknowledge and agree that you are not waiving any rights or claims under the Age Discrimination in Employment Act which may arise after this Agreement is executed. Your waiver of claims under the Age Discrimination in Employment Act is in exchange for consideration that is in addition to anything of value to which you were already entitled. By signing this Agreement, you acknowledge that you have carefully read and fully understand all of its provisions, and knowingly and voluntarily intend to be legally bound by all of the terms in this Agreement. You further acknowledge that you have relied solely and completely upon your own judgment and/or the advice of counsel in entering into this Agreement.

If the terms of this Agreement are acceptable to you, please sign and return a copy of this letter to Arthur T. Wood at Cabot Corporation, 2 Seaport Lane, Boston, MA 02210, within 21 days, that is, by July 2, 2018. If you sign this Agreement prior to the end of this 21-day period, you certify that you knowingly and voluntarily decided to sign it after considering it for less than 21 days, and your decision to do so was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offers herein.

If you accept the foregoing offer, you shall have the right to revoke this Agreement by delivering or sending to Mr. Wood at the address above written notice of revocation so that your notice of revocation is received by Mr. Wood within seven calendar days after the date that this letter is signed by you. If you revoke within this time period, this Agreement shall be null and void in its entirety and you will not be entitled to any additional payments and benefits set forth in this Agreement. Otherwise this Agreement shall be binding upon you, your heirs and representatives and shall inure to the benefit of, and be binding upon, Cabot and its successors and assigns.

  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to terminate the Transition Benefits and require that you repay or forfeit, as applicable, any Transition Benefits, the STI Payment or Long-Term Incentive awards previously paid or provided to you hereunder at any time if the Company determines, reasonably and in good faith, that you have breached any of the terms and conditions of this Agreement or the Employee Agreement, but any such termination of Transition Benefits shall not relieve you of your obligations and undertakings under this Agreement (including without limitation your release of claims under this Agreement). Any Company determination made under this paragraph shall be subject to judicial review.

Very truly yours,

CABOT CORPORATION

By:	/s/Sean D. Keohane
Sean D. Keohane
President and Chief Executive Officer

Having carefully read and fully understanding the provisions and effects of this Agreement, the foregoing offer by Cabot Corporation is knowingly and voluntarily accepted and agreed to this 27th day of June, 2018.

/s/Eduardo E. Cordeiro
Eduardo E. Cordeiro

Exhibit A

Post-Employment General Release and Waiver of Claims

For and in consideration of certain benefits to be provided to me under the Separation and Transition Agreement between me and Cabot Corporation (the “Company”), dated as of June 11, 2018 (the “Agreement”), which are conditioned on my signing this General Release and Waiver of Claims (this “Release of Claims”), and to which I am not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and any other person or entity claiming through or under me, I hereby release and forever discharge the Company and its subsidiaries and other affiliates, and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, insurers, employees, agents, representatives, consultants, successors and assigns, any employee benefit plans maintained by or on behalf of the Company or its subsidiaries, Affiliates, or successors, or any of the trustees or administrators thereof, and all others connected with any of the foregoing, in their official and individual capacities (collectively, the “Releasees”), from any and all causes of action, suits, rights, claims, demands, damages and compensation of any kind and nature whatsoever, whether at law or in equity, whether now known or unknown, suspected or unsuspected, contingent or otherwise, which I now have or ever have had against the Releasees, or any of them, in any way related to, connected with or arising out of my employment and/or other relationship with the Company or any of its affiliates or the termination thereof, or pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any similar state law, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Employee Retirement Income Security Act, the wage and hour, wage payment or fair employment practices laws of the Commonwealth of Massachusetts and any other state or states in which I have provided services to the Company or its affiliates (each as amended from time to time) and/or any other federal, state or local law, regulation, or other requirement (collectively, the “Claims”) through the date that I sign this Release of Claims, and I hereby waive all such Claims.

I understand that nothing contained in this Release of Claims shall be construed to prohibit me or anyone on my behalf from filing a complaint and/or charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency or filing a related lawsuit, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.   I further understand that nothing contained herein limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

Further, this release does not include and will not preclude a claim for or with respect to: (a) base salary payable through the Separation Date; or accrued, unused vacation time as recorded on the Company’s books as of the Separation Date; (b) vested benefits under any Company employee benefit plan; (c) payments and benefits under the Agreement; (d) any claim which, as a matter of law, cannot be released by private agreement; and (e) my rights to be indemnified by Cabot under Cabot’s By-Laws and/or Cabot’s Restated Certificate of Incorporation or as an officer or former officer of Cabot to insurance coverage under Cabot’s directors’ and officers’ insurance program in accordance with its terms.

I acknowledge that this Release of Claims creates legally binding obligations, and that the Company hereby advises me to consult an attorney before signing it.  I further acknowledge that I may not sign this Release of Claims prior to the Separation Date (as such term is defined in the Agreement), but must sign this Release of Claims by the later of (i) eight (8) days following the Separation Date (as defined in the Agreement) and (ii) twenty-one (21) days following June 11, 2018.   In signing this Release of Claims, I give the Company assurance that I have signed it voluntarily and with a full understanding of its terms; that I have had sufficient opportunity of not less than twenty-one (21) days before signing this Release of Claims to consider its terms and to consult with an attorney, if I wished to do so, or to consult with any person of my choosing; and that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims.  I understand that I will have seven (7) days after signing this Release of Claims to revoke my signature, and that, if I intend to revoke my signature, I must do so in writing addressed and delivered to Arthur T. Wood at Cabot Corporation prior to the end of the seven (7)-day revocation period.  I understand that this Release of Claims will become effective upon the eighth (8th) day following the date that I sign it, provided that I do not revoke my acceptance in accordance with the immediately preceding sentence.

I represent and warrant that I have (i) returned to the Company any and all non-public documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company or any of its Affiliates in my possession or control, and (ii) not retained any copy of any non-public Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). I agree that I will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, I acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on any of its computer equipment or on its computer network or system.

Accepted and agreed:

Signature:

_____________________

Eduardo E. Cordeiro

Date:  1/    /2019